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                                                                    Exhibit 10.2


            DEFERRED COMPENSATION AND INCOME CONTINUATION AGREEMENT


     THIS AGREEMENT, entered into as of the _______ day of ________ between GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION, a corporation having its principal office in Gastonia, North Carolina (hereinafter referred to as the Association) and ___________________________________ (hereinafter referred to as the
Director).

     WHEREAS, the Director has rendered the Association valuable service and it is the desire of the Association to have the benefit of his continued loyalty, service and counsel and also to assist him in providing for the contingencies of death and old age dependency; and

     WHEREAS, in exchange for such deferred benefits as are hereinafter recited and for periods subsequent to the date hereof, the Director is willing to defer an amount not exceeding Twenty Thousand and No/100 ($20,000.00) Dollars of his usual compensation for his future services.

     NOW, THEREFORE, in consideration of the agreements hereinafter contained, the parties hereto agree as follows:

     1. MATURITY DATE. Maturity Date referred to herein means the end of the Association's year in which the Director reaches age 70.

     2. DEATH BENEFIT. Should the Director die before the Maturity Date and before the termination of this Agreement pursuant to paragraph 9, the Association (beginning at a date to be determined by the Association but within six (6) months from the date of death) will commence to pay the amount determinable under the Schedule of Death Benefits as set forth in Schedule A, attached hereto, to the beneficiary designated by the Director on Schedule A. The beneficiary(ies) named thereon may be changed at any time by the Director, by written amendment, delivered to the Association.

     3. DEFERRED COMPENSATION BENEFIT. Unless this Agreement is terminated pursuant to paragraph 9, and subject to the acceleration, postponement or modification provisions contained in this Agreement (see paragraphs 5 and 6), the Association shall pay the Director One Thousand, Twenty Six and No/100 ($1,026.00) Dollars per month for a continuous period of one hundred twenty
(120) months, commencing on the Maturity Date (or on a date determined by the Association but within six (6) months of the Maturity Date). In the event that the Director should die after payments begin hereunder but before the expiration of said one hundred twenty (120) months payment period, the unpaid payments due will be paid by the Association to the Director's beneficiary(ies) designated by the Director in Schedule A, attached hereto.
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     4.   TERMINATION BENEFIT. If, for whatever reason, this Agreement is terminated prior to the Maturity Date, the Director, or his beneficiary(ies), as the case may be, shall be entitled to an amount or amounts determined by multiplying the benefits otherwise set forth under paragraphs 2 or 3 hereof, as the case may be, by a fraction, the numerator of which shall be the actual amount deferred upon termination and the denominator of which shall be the sum of Twenty Thousand and No/100 ($20,000.00) Dollars.

     5. ACCELERATION OR POSTPONEMENT OF BENEFIT PAYMENTS. The Association hereby reserves the right to accelerate or postpone for a reasonable period of time the payment of any of those sums specified in paragraphs 2, 3 and 4 above without the consent of the Director, his estate, beneficiaries, or any other person claiming through or under him in the event such action is in the best interest of the Association. If the Association accelerates the payment of benefits, it may discount the amount of the accelerated portion at the rate of ten per cent (10%) per year, compounded annually. If the Association postpones the payment of benefits, the postponed payments shall accrue interest compounded annually at a rate to be determined by the Association, but not less than the Association's average cost of funds.

     6. MODIFICATION OF BENEFITS. The Association is able to provide the benefits described in paragraphs 2, 3 and 4 and Schedule A of this Agreement in part because of currently applicable State and Federal tax statutes and regulations, particularly as they relate to the investments contemplated by the Association in support of this plan. If such statutes or regulations, or the judicial interpretations of such statutes and regulations, change such that, in the sole discretion of the Association, it is no longer beneficial to the interests of the Association to continue to plan, the Association may terminate the plan pursuant to paragraph 9 of this Agreement, or it may accelerate or postpone the payment of benefits as provided in paragraph 5 of this Agreement, or it may modify the amount of the benefits listed in Schedule A or pursuant to the provisions of paragraph 4 hereof, whether or not such benefits are already being paid (except that no benefit already paid may be recovered by reason of a reduction in benefits under this provision), but such benefits may not be reduced to an amount such that the total benefits paid to the Director or his beneficiary are less than an amount equal to the total amount deferred by the Director pursuant to paragraph 10 of this Agreement plus interest at a rate to be determined by the Association, but not less than the Association's average cost of funds, compounded annually on the unpaid balance.

      7. ASSIGNABILITY. Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization, or attachment of any of the benefits under this Agreement shall be valid or recognized by the Association.

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     8.   DIRECTORSHIP RIGHTS. This Agreement creates no right in the Director to continue in the Association's service for any specific length of time; nor does it create any other rights in the Director or create any obligations on the part of the Association, except those set forth in this Agreement. Any rights accruing to the Director or any designee under the provisions of the Agreement shall be solely those of an unsecured creditor of this Association.

     9. TERMINATION. The Association and the Director each reserves the right to terminate this Agreement, such termination to be effective sixty (60) days after filing with the other party written notice of such intent to terminate. If not terminated sooner, this Agreement shall terminate automatically upon the termination of the Director's services to the Association.

     10. COMPENSATION DEFERRED. Effective May 19, 1986 and until the earlier of the Director's death or termination of this Agreement, the Director agrees to defer all compensation for his future services up to but not exceeding the sum of Twenty Thousand and No/100 ($20,000.00) Dollars. Except however, if within thirty (30) days prior to the end of any fiscal year of the Association subsequent to the date hereof, the Director shall notify the Association in writing that an amount less than his full compensation for his services for the ensuing year is to be deferred, only such lesser amount in such ensuing year shall be deferred.

     11. LAW GOVERNING. This Agreement shall be governed by the laws of the State of North Carolina.

     THIS AGREEMENT is solely between the Association and the Director. Further, the Director and his beneficiary (ies) shall have recourse only against the Association for enforcement. However, it shall be binding upon the beneficiaries, heirs, executors and administrators of the Director and upon the successors and assigns of the Association.

     EXECUTED as of the day first written above.


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